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                                                                   EXHIBIT 10.39

                        AMENDMENT TO EMPLOYMENT AGREEMENT


        This Amendment to Employment Agreement ("Amendment"), dated as of January 3, 2001, is entered into by and between CKE RESTAURANTS, INC., a Delaware corporation (the "Company") and ANDREW F. PUZDER (the "Employee").

                                   WITNESSETH:

        WHEREAS, the parties hereto made and entered into a written Employment Agreement effective as of April 9, 1999 (the "Agreement");

        WHEREAS, the parties hereto desire, and it is in the best interest of each party, to amend the Agreement;

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

        1. Paragraph 1, Employment and Duties, is amended by deleting it in its entirety and replacing it as follows:

            "Subject to the terms and conditions of the Agreement, including this Amendment, the Company employs the Employee to serve in an executive and managerial capacity as President and Chief Executive Officer (or such other title as the Company may designate), and the Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as directed by the Company's Board of Directors or as set forth in the Articles of Incorporation and the Bylaws of the Company."

        2.  Paragraph 2, Term, is amended as follows:

            "The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years ending April 9, 2004, subject to prior termination as set forth in Section 7 of the Agreement (the "Term").

        3.  Paragraph 3, Salary, is amended as follows:

            "Commencing September 6, 2000, and subject to the other provisions of this Amendment, the Company shall pay the Employee a minimum base annual salary of $500,000."

        4. Paragraph 4, Other Compensation and Fringe Benefits, is amended as follows:

            Subdivision (a) is deleted in its entirety and replaced with the following provision:

            "The standard Company benefits enjoyed by the Company's other top executives."


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            Subdivision (c) is deleted in its entirety and replaced with the following provision:

            "(c) Provision by the Company during the Term and any extensions thereof to the Employee and his dependents of the medical and other insurance coverage provided by the Company to its other top executives. In addition, the Company will reimburse Employees for all medical, dental and vision care expenses incurred by the Employee and his dependents that are not otherwise reimbursed or covered by the base health insurance plan;"

            Subdivision (e) is amended as follows:

            "(e) The Annual Bonus for fiscal year ended January 28, 2001, and in all subsequent years, shall be calculated by first determining the amount by which the Company's net income increases over the prior fiscal year. If such increase is 15%, Employee shall receive a bonus equal to 50% of his then current minimum base annual salary and if net income increases less than 15% or decreases, Employee shall receive no bonus. For each full 5% increase in the Company's net income over the 15% base increase, Employee's Annual Bonus shall increase by an amount equal to 50% of his minimum base annual salary. For example, a 30% increase in net income would result in a bonus equal to 200% of the Employee's then current minimum base annual salary. In no event shall the Annual Bonus exceed 200% of Employee's minimum annual base salary. The Annual Bonus shall be paid within ninety (90) days after the end of the fiscal year."

        5.  Paragraph 8, Severance Payment, is amended as follows:

            Subdivision (b) (ii) is deleted in its entirety and replaced with the following provision:

            "(ii) in lieu of any further salary and bonus payments or other payments due to the Employee for periods subsequent to the date of termination, the Company shall pay, as severance to the Employee, an amount equal to the sum of (i) the Employee's minimum base annual salary in effect as of the date of termination multiplied by the number of years (including partial years) remaining in the Term or the number two (2), whichever is greater, plus (ii) an Annual Bonus calculated pursuant to Section 4 (e) above, but assuming a 30% increase in net income (200% of Employee's minimum annual base salary) multiplied by the number of years remaining in the contract for which Employee has not, as yet, received an Annual Bonus or the number two (2), whichever is greater, such payment to be made in a lump sum on or before the fifth day following the date of termination;"

        6. Except as specifically set forth above, the Agreement and the terms and conditions thereof, will remain in full force and effect. From and after the date of execution of this Amendment, all references to the Agreement shall be deemed to be references to the Agreement as amended hereby.


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        IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.


CKE RESTAURANTS, INC.                         EMPLOYEE


-----------------------------                 ------------------------------
By:                                           Andrew F. Puzder
Its:



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